UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

☒  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

February 18, 2006
Date of report (date of earliest event reported)

Foundation Coal Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-118427	42-1638663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227
 (Address of Principal Executive Offices)

410-689-7500
 (Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02           Termination of Material Definitive Agreement.

On February 18, 2006, Foundation Coal Holdings, Inc. (“Foundation”) entered into a termination agreement by and among itself, Blackstone FCH Capital Partners IV L.P., a Delaware limited partnership, Blackstone Family Investment Partnership IV-A L.P., a Delaware limited partnership (collectively referred to as “Blackstone”) First Reserve Fund IX, L.P., a Delaware limited partnership (“First Reserve”), AMCI Acquisition III, LLC a Delaware limited liability company and certain other shareholders listed on Annex A thereto (the “Termination Agreement”) to terminate the Amended and Restated Stockholders Agreement, dated as of October 4, 2004 (the “Stockholders Agreement”).  The Termination Agreement further provides that the Stockholders shall continue to have the right to indemnification as set forth in Section 6.3 of the Stockholders Agreement for any Losses, and that such right to indemnification shall survive termination of the Stockholders Agreement pursuant to the terms of the Termination Agreement.

The Stockholders Agreement provided that each of Blackstone and First Reserve (each a “sponsor”) designate three nominees for election to our board of directors. Blackstone and First Reserve also designate one joint nominee to our board of directors. The board of directors designates the other nominee(s) to our board of directors who must be “independent” as such term is defined by the NYSE rules, but such nominee must be reasonably acceptable to both Blackstone and First Reserve.  The Stockholders Agreement also provided that if at any time, either Blackstone or First Reserve and their affiliates as a group beneficially own less than 66-2/3% of the aggregate number of shares owned by the other, then such sponsor will only be entitled to designate two directors, and if at any time either Blackstone or First Reserve and their affiliates as a group own less than 33-1/3% of the aggregate number of shares owned by the other, then such sponsor will only be entitled to designate one director.

The Stockholders Agreement further provided that all significant decisions involving us require the approval of our board of directors, acting by a simple majority vote; provided however that so long as each of Blackstone and First Reserve are entitled to designate at least two nominees for election and at least one of such designees is serving as a director and Blackstone and First Reserve collectively own at least 20% of the outstanding shares of our common stock, then the approval of at least one director solely designated by First Reserve and the approval of at least one director solely appointed by Blackstone will also be required for certain actions, such as the appointment, removal or termination of our CEO or other senior officers; the issuance or reclassification of any of our stock or other securities; any declaration or payment of dividends; any purchase, sale, lease, encumbrance, transfer or other acquisition or disposition of any of our assets having an aggregate value in excess of $20 million; any merger, consolidation, conversion, business combination or joint venture involving us or any of our subsidiaries; any transaction involving us on the one hand, and the sponsors or their affiliates on the other; any incurrence of indebtedness in excess of $20 million; the approval of our operating budget, capital budget and/or business plan; and the incurrence of any unbudgeted capital expenditures in excess of $10 million.

As previously disclosed, on January 24, 2006, 4,154,045 shares of Foundation’s common stock was distributed by affiliates of Blackstone to Blackstone’s limited and other partners and 4,154,045 shares of Foundation’s common stock was distributed by First Reserve to First Reserve’s limited and other partners.  The 8,308,090 shares distributed represented all of the remaining shares of the Company owned by Blackstone and First Reserve.  Since the First Reserve and Blackstone common stock holdings were depleted, all parties agreed that as a practical matter the Stockholders Agreement should be terminated.

A copy of the Termination Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01

(c) Exhibits

99.1 Termination Agreement, dated as of February 6, 2006,  by and among Foundation Coal Holdings, Blackstone FCH Capital Partners IV L.P., Blackstone Family Investment Partnership IV-A L.P., First Reserve Fund IX, L.P., AMCI Acquisition III, LLC and certain other shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 23, 2006

Foundation Coal Holdings, Inc.

/s/ Frank J. Wood
Senior Vice President and Chief Financial Officer